LETTER OF INTENT

& AGREEMENT IN PRINCIPLE

November 14, 2004

Gold Range, LLC

P.O. Box 325

Virginia City, NV 89440

T 775.847.7772 F 775.847.7415

Attn: Robert Carrington

Dear Mr. Carrington

This will confirm the agreement in principle between General Gold Corporation, a Nevada Corporation, (“General”), and yourself on behalf of (the “Seller”), in regard to General’s proposed purchase, on the terms and conditions set forth below, of Independence Mines, LLC and substantially all of the assets (the “Assets”) used by Seller in conducting the business of Independence Miness, LLC in Nevada (the “Business”).

Upon the bassis of representations and conditions to be set forth in a definitive written purchase agreement (the “Agreement”), Seller shall cause Independence Mines, LLC to be formed in Nevada and Gold Range, LLC shall grant to Independence the option it now holds to the Independence mining claims, tailings, underground workings, 25,000 feet of drill core and the mill and millsite, located in Lander County, Nevada in order to sell, convey, transfer and assign the Business, and all of the Assets used in the Business as it is currently being conducted. This includes, but is not limited to, patented land and associated mineral rights, any and all mining claims, leases or esisting options on same, any drill logs and core, all vehicles, equipment, containers, mining permits, water rights both owned and under option as well as historical mining data and each and every engineering report, good or bad, and any and all operating rights of Seller (the “Transaction”).

Seller will cooperate with General’s Counsel to prepare the definitive written agreement and other basic documents fulfilling the terms of this agreement in principle and such other filings, exhibits, schedules, representations, warranties, terms and conditions as are customary in connection with transactions of this type.

Seller shall allow General’s officers, employees and authorized representatives to have immediate and full access to all properties, books and records and shall fully cooperate with General in order to prepare the necessary documents promptly.

Both parties shall cause all information obtained in connection with this Transaction to be treated as confidential. In consideration of the considerable expense to be incurred by General in connection with the proposed Transaction, Seller shall not engage in any negotiation for the transfer, sale or assignment of all or any portion of the Assets or Business with another person during the term of this LOI (45 days from the date of execution of this agreement). On and after the date of execution of this agreement in principle, Seller shall not, without the prior written consent of General: (i) sell, assign, transfer, encumber, waster, alienate or otherwise dispose of the Assets; (ii) increase the compensation of any key employee; (iii) engage in any activities or transactions concerning the Assets which are outside the ordinary course of business of the Sellers as conducted on said date; or (iv) fail to maintain the Assets to the same extent to which they have been maintained to date.

It is further expressly understood by each of you that consummation of the Transaction is subject to, among other things, execution of the Agreement, approval by the board of directors of General, approval by the

Seller, results satisfactory to General, in its sole discretion, from a financial, operational and environmental review of Seller, and receipt by General of all governmental approvals deemed necessary by General, in its sole discretion, to proceed with the Transaction.

On the Closing Date, General shall become the sole owner of the Business and all Assets will be intact under appropriate terms and conditions, including, but not limited to, standard representations and warranties by the parties.

There is no finders fee owed or promised by any party to this transaction and whether or not the Transaction is consummated, each of the parties hereto shall pay its own expenses (including outside legal and accounting fees) incident to the negotiation, preparation of the Agreement and any other documents prepared in connection therewith and consummation of the Transaction.

DUE DILIGENCE AND EVALUATION PERIOD – 45 DAYS

The total purchase price (the “Purchase Price”) for Independence Mines, LLC shall be as follows:

1.)    $75,000 cash: $25,000 paid at closing, an additional $25,000 cash when the existing option is converted to an acceptable lease in favour of Independence Mines, LLC and the final $25,000 cash within 30 days of the lease recordation date.

2.)	2,500,000 restricted common shares @ $0.001 Par Value issued with the final cash payment

3.)    A 1% Net Smelter Royalty payable to Gold Range, LLC in addition to other underlying NSR requirements.

In addition to the purchase price, General shall reimburse Gold Range, LLC the reasonable costs associated with converting the option to a lease on acceptable terms to General.

Should General elect to not close within a reasonable period, at the conclusion of the Due Diligence period by (December 31, 2004), the work product generated shall be the sole property of Seller, the LOI shall become null and void and have no further effect.

If you agree in principle with the terms as state herein, please sign in the space below on both duplicate originals provided and return two originals to General.

General Gold Corporation

1 East Liberty Street Suite 6000

Reno, NV 89504

T. 775.686.6000 F. 775.686.6066

By: /s/ William Whittle 11/15/04

William Whittle

President and Director

EXECUTION DATE: November 15, 2004

SELLERS:

Independence Mines, LLC

By: /s/ Robert Carrington 11/15/04